Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") has been entered into between, JA Energy, a Nevada corporation and Mark DeStefano (hereinafter “Mr. DeStefano”) The foregoing are sometimes referred to collectively as the "Parties" and individually as a "Party."

RECITALS

On or about April 4, 2014 and May 5, 2014, Mr. DeStefano loaned $50,000 and $20,000 respectfully to JA Energy, a Nevada Corporation. The $20,000 loan was earmarked to pay certain patent filing fees on behalf of the Company. Mr. DeStefano received a Collateral Pledge Agreement against the loan, whereby the pending patents would be issued to him upon default of the Note. The Note is now is default and Parties want to resolve the transfer of pending patents by entering into this Settlement Agreement.

The Parties have agreed to resolve the Action under the terms of this Agreement rather than litigate the Action. In doing so, the Parties agree to settle their claims in accordance with the terms and conditions detailed herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements and releases contained in this Agreement, the Parties agree as follows:

I. NO ADMISSIONS

Each Party understands, acknowledges and agrees that the negotiation, execution, and performance of this Agreement shall not constitute, or be construed as, an admission of any liability or wrongdoing on the part of any Party.

II. PROPOSED ACTION

In order to stop the transfer of the JA Energy's the pending patents, pursuant to the terms of Collateral Pledge Agreement, which include Modular Electric Generator (MEG), Patent Application No. 61/909,919, Ref. No. 0348730-PROV3 the Modular Distillation Unit and Ethanol Separating Apparatus, assigned serial number 14/272,358 to Mr. DeStefano, , the Parties agree to the following:

1. Mr. DeStefano agrees not to foreclose on his Note and take the pending patents from the Company, he further agrees to forgive the $20,000 Note, its interest and the interest only on the $50,000 Note in exchange for 1,000,000 Preferred Voting Stock, that are designated where each Voting Preferred share carries the voting power of fifty (50) common shares. Note: in no way, does the giving up of the interest on the $50,000 Note infringe on the Proxy that James Lusk coupled with the $50,000 Note to the Company. Mr. DeStefano will maintain the voting proxy of Mr. James Lusk, until the $50,000 Note is paid in full by either JA Energy or James Lusk.

2. JA Energy agrees to file Articles of Designation for the Preferred Voting Stock with the Nevada Secretary of State.

3. JA Energy agrees to issue 1,000,000 Preferred Voting Stock to Mr. DeStefano.

4. Mr. DeStefano agrees to return the 1,000,000 Preferred Voting Stock to JA Energy for cancellation, upon payment-in-full of his $50,000 Note, without interest and the sale and delivery of five (5) units of both the MDU and MEG.

In consideration of JA Energy's agreement to the above actions, Mr. DeStefano releases JA Energy from transferring the patents to him, as required in the Collateral Pledge Agreement.

III. COSTS AND FEES

Except as to the mediation costs, and consistent with the other provisions of the Agreement, each Party agrees to bear and pay such Party's own costs, attorneys' fees, and consultants’ and experts’ fees, if any, incurred in connection with the Action, the Mediation, and the negotiation of this Agreement and all claims released in this Agreement.

IV. INTERPRETATION, CONSTRUCTION, SEVERABILITY,

THIRD PARTY RIGHTS AND WAIVER

A. No Prejudice. Nothing in this Agreement is intended to waive or prejudice any claims or defenses of any Party in any subsequent litigation between the Parties, except as provided herein, and may not be used as evidence for or against either Party except in the case of an action or proceeding relating to:

1. The specific enforcement of its provisions, including any action relating to breach of the Agreement or pursuant to Section V

B. Interpretation, construction and severability. If any provision of this Agreement requires interpretation or construction, the Parties agree that this Agreement will be interpreted or construed without any presumption that the provisions of this Agreement are to be strictly construed against the Party which itself, or through its agents, prepared the Agreement; it being agreed that the Parties and their respective counsel, if any, and other agents have fully and equally participated in the preparation, negotiation, review and approval of all provisions of this Agreement. If any provision in this Agreement is held to be invalid or unenforceable on any occasion or in any circumstance, such holding shall not be deemed to render the Agreement invalid or unenforceable, and to that extent the provisions of this Agreement are severable; provided, however, that this provision shall not preclude a court of competent jurisdiction from refusing to sever any provision if severance would be inequitable to one or more of the Parties.

C. Third-Party Rights Not Created. Nothing in this Agreement is intended to create any substantive, procedural or other rights in or benefits for any person not a party to this Agreement. This includes any right to sue for enforcement based upon any claim as a third-party beneficiary.

D. No Waiver. This Agreement does not waive any applicable statutory or administrative prerequisites to challenging any agency final decision.

V. GOVERNING LAW, DISPUTE RESOLUTION

The Parties agree that this Agreement will be construed and enforced in accordance with the laws of the United States and the State of Nevada. If any dispute arises between the Parties arising out of, or relating to this Agreement or the interpretation or enforcement thereof, or a dispute dealing with the enforcement or implementation of this Agreement ("Dispute"), the Parties agree that they will first attempt to resolve the Dispute through direct negotiations. If such efforts to resolve the Dispute through negotiations fail, the Parties agree to mediate the Dispute with the Parties sharing the mediation costs equally. The Parties will jointly select a mediator. If a Party refuses to participate or the mediation does not produce a prompt resolution, the Dispute will be resolved in the Nevada court system.

VI. CONFIDENTIALITY.

It is specifically agreed between the parties hereto that the terms of this Agreement are confidential, and shall not be recorded made public, or otherwise disclosed to any third person, during or after the parties’ dispute, except as is necessary between the parties and their respective attorneys or in response to a subpoena or court order.

VII. EXECUTION

A. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall, upon execution and delivery of identical counterparts by all Parties, comprise a single agreement. The Parties will accept facsimile signatures as original signatures. Each Party will promptly provide the other Parties with original signatures after execution.

B. When Binding. The Parties recognize that decisions whether to execute this Agreement are made individually by the Parties. As a result, this Agreement will be binding on the Parties when signed by all of their representatives as delineated below.

Executed this 6th day of June, 2014.

JA Energy

/s/ Barry Hall

___________________________

Barry Hall

Director/CFO

/s/ Mark DeStefano

___________________________

Mark DeStefano